Exhibit 4.5

FOURTH AMENDMENT TO THE SEARS 401(k) SAVINGS PLAN
(As Amended and Restated Effective January 1, 2000)

Pursuant to the authority reserved to the Company in subsection 14.1 of the Sears 401(k) Savings Plan (the "Plan"), the Plan is hereby amended in the following respects, effective November 27, 2001, except as otherwise indicated below:

1. The following paragraph is hereby added to subsection 1.1:

Thus, prior to November 27, 2001, the portion of the Company Stock Fund attributable to Employer Contributions and After-Tax Contributions constituted a part of the Plan ESOP. Effective November 27, 2001, the Company Stock Fund, in its entirety, shall satisfy the requirements of an employee stock ownership plan within the meaning of Code Section 4975(e)(7) and shall be a part of the Plan's existing ESOP. Hence, as of November 27, 2001, the ESOP portion of the Plan shall consist of the following components: (i) the stock and cash equivalents described at Supplement C and all contributions thereunder (the "LESOP"); (ii) the portion of the Plan invested in the Company Stock Fund as of November 27, 2001, as adjusted thereafter to reflect (A) new contributions that are invested in the Company Stock Fund, as well as (B) subsequent fund transfers into or out of that fund; and (C) any distributions or withdrawals from, and gains, losses, earnings, or expenses of that fund; and (iii) the short term investment fund included in the ESOP and described at subsection 6.3. As of any date on or after November 27, 2001, the portion of the Plan which (i) is not a part of the LESOP, and (ii) not invested in the Company Stock Fund or the short term investment fund held under the ESOP, including amounts transferred from the Company Stock Fund or the LESOP pursuant to Participant investment fund transfer elections, will not be part of the ESOP and instead will constitute the nonESOP portion of the Plan. All Pre-Tax Contributions to the Plan are made to the nonESOP portion of the Plan, but may be transferred to the ESOP portion by Participant election to invest such amounts in the Company Stock Fund. All Employer Contributions are made to the ESOP portion of the Plan and may be transferred to the nonESOP portion of the Plan only pursuant to the diversification election described at subsection 6.4 and Section C-6 of Supplement C. All After-Tax Contributions are made to the ESOP portion of the Plan, are thereafter invested in accordance with Participant direction and may be transferred to, and invested in, Investment Funds held under the nonESOP portion of the Plan.

2. Section 1.3 is hereby revised to read as follows:

1.3 Plan Administration, Trust and Fiduciary Responsibility. The authority to control and manage the noninvestment operations of the Plan is vested in the Company, as more fully described in subsection 13.1. Except as otherwise expressly provided herein, the Company shall have the rights, duties and obligations of an "administrator" as that term is defined in Section 3(16)(A) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and of a "Plan Administrator" as that term is defined in Section 414(g) of the Code. Except as otherwise provided herein or in the Trust, a committee comprised of one or more members appointed by the Company to oversee the investment of the Plan's assets (the "Investment Committee") has the authority and responsibility to appoint or select trustees, custodians, and the Named Fiduciary described in Section 13, to determine the number and type of investment options (including, without limitation, the investment style of each investment option, such as active or passive management style, growth or value investment orientation or large cap or small cap investment orientation) offered under the Plan and to exercise investment discretion with respect to the ESOP (including the Company Stock Fund portion thereof), to oversee any Participant-directed brokerage accounts, and to select mutual funds, or a window option of mutual funds ("window option"), pursuant to and in accordance with subsections 6.1 and 13.11 of the Plan. The Named Fiduciary has the authority and responsibility to select, subject to the authority of the Investment Committee set forth in the immediately preceding sentence, and subject to subsections 6.1 and 13.11, the investment options offered under the Plan (within the categories established by the Investment Committee), to appoint the investment manager for each option made available under the Plan (other than the ESOP, any Participant-directed brokerage account or any mutual fund or window option), to establish investment guidelines, proxy voting policies and securities trading and lending procedures for all Investment Funds for which it is responsible, and to monitor the performance of the Trustee and custodian, and of the Investment Managers retained by the Named Fiduciary, and of the Investment Funds (other than the ESOP, any Participant-directed brokerage account and any mutual fund or window option entirely chosen by the Investment Committee). A mutual fund or window option is treated as "entirely chosen" by the Investment Committee if the Investment Committee, rather than the Named Fiduciary, directs the Trustee to execute the subscription agreement and all other documentation related to the Plan's investment in such mutual fund or window option. The Company, the Investment Committee, the members thereof, and the Named Fiduciary shall be "named fiduciaries", as described in Section 402 of ERISA, with respect to their authority under the Plan. All assets of the Plan will be held, managed and controlled by one or more trustees (the "Trustee") acting under a "Trust" established pursuant to a "Trust Agreement" which forms a part of the Plan. The Company may also appoint an outside recordkeeper ("Recordkeeper") to maintain the records of Participants' Accounts under the Plan and to handle other administrative matters.

3. The third sentence of subsection 4.9 is hereby revised to read as follows:

For purposes of subsections 5.1, 5.5 and 5.8, such a Participant's After-Tax Contributions of up to the lesser of 5 percent of Eligible Compensation or an amount equal to the maximum amount of Pre-Tax Contributions permitted in accordance with subsection 4.1 will be treated in the same manner as Pre-Tax Contributions under the Plan.

4. Subsection 6.1 is hereby revised to read as follows:

6.1 Investment Funds. The Investment Committee shall determine the number and type of "Investment Funds" to be offered under the Plan, including the number of mutual funds, and the number that are not mutual funds, and the investment style of each option, including, without limitation, active or passive management style, growth or value investment orientation, composition of debt and equity securities and focus on domestic or international securities. After the Investment Committee has made the foregoing determinations, the Named Fiduciary shall select (A) the mutual funds offered; and (B) the Investment Managers for the options offered that are not mutual funds. (With regard to (A), however, the Investment Committee may select a specific mutual fund or a window option of mutual funds to be offered under the Plan, or may specify the sponsor of the mutual fund to be otherwise selected by the Named Fiduciary. The Committee may determine, or may direct that the Named Fiduciary determine, whether an investment option will be offered as a mutual fund, commingled fund or separate account.) The Named Fiduciary shall establish the investment guidelines and asset classes, to the extent not established by the Investment Committee, for each Investment Fund, other than the ESOP, any Participant-directed brokerage accounts and any mutual funds or commingled funds "entirely chosen" by the Committee (as defined at subsection 1.3). The Committee in its discretion may change the number of Investment Funds offered, and the Committee or the Named Fiduciary (as applicable) may, in its discretion, change the investment strategy or categories of permitted investments of any Investment Fund for which it is responsible without prior notice to Participants. One of the Investment Funds shall be the "Company Stock Fund" invested in Common Stock of the Company and cash or cash equivalents held for liquidity purposes, which shall be a part of the ESOP.

5. The following paragraph is added at the end of subsection 6.3:

Pre-Tax Contributions are made to the nonESOP portion of the Plan and are initially held in a short term investment fund in the nonESOP portion of the Plan designated by the Committee for a period of two to three days. Thereafter, all such amounts are invested in accordance with each Participant's directions, as described in the first paragraph of this subsection 6.3, and may be invested in the Company Stock Fund and thereby transferred to the ESOP portion of the Plan. Employer Contributions and After-Tax Contributions are made to the ESOP portion of the Plan. After-Tax Contributions are held in a short term investment fund in the ESOP portion of the Plan designated by the Committee for a period of two to three days after they are made to the Trust. Thereafter, such After-Tax Contributions are invested in accordance with each Participant's directions, as described in the first paragraph of this subsection 6.3, and as a result may be transferred to Investment Funds in the nonESOP portion of the Plan. Notwithstanding the first paragraph of this subsection 6.3, Employer Contributions made in cash (other than those described in Section C-6 of Supplement C) are invested in the Company Stock Fund, Employer Contributions made in Company Stock are held under the Company Stock Fund, and none of such Employer Contributions may be transferred to any other Investment Funds except in accordance with subsection 6.4.

6. Subsection 6.5 is hereby revised to read as follows:

6.5 Liquidity. In order to accommodate investment changes and other elections by Participants in a timely manner, a certain portion of each of the Investment Funds may be held in cash or cash equivalents. The percentage of assets held in each Investment Fund in cash or cash equivalents may differ from Fund to Fund and from time to time, as considered appropriate by (i) the Investment Committee in the case of the ESOP (including the Company Stock Fund portion thereof), and (ii) by the Named Fiduciary in the case of all other Investment Funds excluding mutual funds and commingled funds. The rate of return of each Investment Fund will be a combination of the short term earnings (or losses) on the cash portion of the Fund and the earnings (or losses) of the securities or other investments in which such Fund is primarily invested, determined in accordance with uniform rules established by the Named Fiduciary or the Investment Committee as the case may be.

7. The following new subsection 6.8 is hereby added to the Plan effective November 27, 2001:

6.8 Company Stock Fund. As outlined at subsection 1.1, the portion of the Plan invested in the Company Stock Fund as of November 27, 2001, as adjusted thereafter to reflect (i) new contributions that are invested in the Company Stock Fund, as well as (ii) subsequent fund transfers into or out of that fund, and (iii) any distributions or withdrawals from and gains, losses, earnings, or expenses of that fund, shall satisfy the requirements of Section 4975(e)(7) of the Code and shall be a part of the Plan's ESOP. The Company Stock Fund is designed to invest exclusively in Company Stock, subject to the provisions of subsection 6.5. Effective for dividends paid in Plan Years beginning on or after January 1, 2002, cash dividends paid during a Plan Year on Company Stock in the Company Stock Fund that is not subject to Section C-5 of Supplement C and that is allocable to a Participant's Account shall be reinvested in the Company Stock Fund, unless such Participant elects (in such manner and in accordance with such procedures as the Plan Administrator shall establish) that such dividends be paid to the Participant in cash no later than the 90th day after the end of the Plan Year in which such dividends are paid, and further provided that such election shall apply to dividends related to any amounts contingently allocated to a Participant's Account under subsection 7.3(b) for such Plan Year only if the Participant satisfies the requirements of subsection 5.5 with respect to such contingently allocated amounts.

In addition, with respect to dividends paid during the Plan Year commencing on January 1, 2001, on Company Stock that (i) was held on the record date of such dividends in the portion of the Company Stock Fund that constituted an ESOP prior to November 27, 2001 and (ii) was not subject to Section C-5 of Supplement C, the Plan Administrator may in its discretion, pursuant to uniform rules, permit the Participants to whose Accounts such dividends are allocable to elect that such dividends be paid to the Participant in cash no later then the 90th day after the end of the Plan Year in which such dividends are paid, provided that such election shall apply to dividends related to any amounts contingently allocated to a Participant's Account under subsection 7.3(b) for such Plan Year only if the Participant satisfies the requirements of subsection 5.5 with respect to such contingently allocated amounts.

8. Subsection 8.7 is hereby amended by adding the following sentence at the beginning thereof:

All Pre-Tax Contributions (and Qualified Matching Contributions, if any) are made to the nonESOP portion of the Plan, and thus are tested together under the limitations of this subsection 8.7 and subsection 8.8.

9. Subsection 8.7(a) is hereby revised to read as follows:

(a) any employee eligible to make Pre-Tax Contributions under the Plan at any time during a Plan Year in accordance with subsections 3.1 and 4.1 (without regard to any suspension imposed by any other provision hereunder) shall be counted, whether or not any Pre-Tax Contributions are made on his behalf for the year, provided, however, that if the Company elects, in accordance with Code Section 401(k)(4)(F), to apply Code Section 410(b)(4)(B) in determining whether the Plan meets the requirements of this subsection 8.8, exclude from consideration all employees (other than highly compensated employees) who have not met the minimum age and service requirements of Code Section 410(a)(1)(A). Participants who are residents of Puerto Rico are not eligible to make Pre-Tax Contributions and shall not be taken into account for purposes of this subsection 8.7.

10. Subsection 8.9 is hereby amended by adding the following sentence at the beginning thereof:

All After-Tax Contributions and Employer Contributions are made to the ESOP portion of the Plan, and thus are tested together under the limitations of this subsection 8.9 and subsection 8.10.

11. Subsection 11.5 is hereby amended to read as follows:

11.5 Distribution Only Upon Separation From Service.

(a) For Plan Years beginning prior to January 1, 2002, a Participant may not commence distribution of the portion of his Accounts attributable to his Pre-Tax Contributions pursuant to this Section 11 prior to the date he attains age 59-1/2, even though his employment with the Employers and Related Companies has terminated, unless or until he also has a "separation from service" within the meaning of section 401(k)(2)(B) of the Code. The foregoing restriction shall not apply, however, if the Participant's termination of employment occurs in connection with either (a) the sale by an Employer or a Related Company to an unrelated corporation of at least 85% of the assets of a trade or business or (b) the disposition of its interest in a subsidiary to an unrelated entity, and the requirements for distribution under applicable Treasury regulations on account of such sale or disposition are met.

(b) Notwithstanding the foregoing, for periods after December 31, 2001, all of a Participant's Accounts shall be available for distribution on account of the Participant's severance from employment, including distributions that are attributable to events occurring prior to January 1, 2002. However, such a distribution shall be subject to the other provisions of the Plan regarding distributions, other than the provisions of paragraph (a) of this subsection 11.5 that require a separation from service before such amounts may be distributed. For purposes of Section 10, such separation from employment shall be treated as a Termination Date.

12. Paragraph (c) of subsection 13.11 is hereby revised to read as follows:

(e) The Named Fiduciary shall not be responsible for any matters relating to the ESOP (including without limitation the Company Stock Fund portion thereof), nor for any Participant-directed brokerage accounts, or any mutual funds or window options entirely chosen by the Committee.

13. Paragraph (a) of subsection 13.12 is hereby revised to read as follows:

(a) To direct the Trustee to the extent required under the terms of any trust agreement, or to appoint an Investment Manager, including, but not limited to, Sears Investment Management Co. ("SIMCO") with the authority to so direct the Trustee, with respect to the acquisition, retention and disposition of Plan assets in the Company Stock Fund portion of the ESOP and with respect to the exercise of investment powers, authorities and discretions relating to such assets, and with respect to matters relating to the ESOP assigned to the Investment Committee under Supplement C, provided, however, that subject to the other provisions of the Plan (including Supplement C), the Trustee shall invest that portion of the assets of the Plan consisting of Employers' Contributions and earnings thereon in Common Stock to the end that, in the largest measure possible, Participants may share in the earnings of the Company and acquire a proprietary interest therein.

14. Section C-5 of Supplement C is hereby revised to read as follows:

C-5 ESOP Cash Equivalents.

(a) All cash dividends on Common Stock held in the portion of the ESOP described in this Supplement C which are not allocated to Participants' Accounts or, in the case of allocated shares under this Supplement C or under Supplement A, which the Company directs be used to make payments on ESOP Loans, and all Employer Contributions made under subsection C-6 with respect to Plan Years beginning on or after January 1, 1990, shall be credited to a cash equivalents account pending their application to ESOP Loan payments. All such dividends and earnings shall be used to make principal payments on outstanding ESOP Loans to the extent then due. In the event that the amount of such dividends and earnings exceeds the amount of principal payable on that date, the excess shall be applied until exhausted to interest payable on that date, and principal and interest payments due thereafter. Any amount that is applied to make a payment on an outstanding ESOP Loan after the last day of a Plan Year (the "prior Plan Year"), but on or before the due date (including extensions thereof) for filing of the federal income tax return of the Company for the tax year in which the last day of such prior Plan Year occurs, may be designated by the Employers as a payment with respect to such prior Plan Year.

(b) Notwithstanding the foregoing provisions of this subsection C-5, effective for dividends paid in Plan Years beginning on or after January 1, 2002, to the extent that the Company does not direct, at paragraph (a), above, that dividends on allocated shares of Company Stock be used to make payments on outstanding ESOP loans, all or any amount of cash dividends received with respect to Common Stock held in the portion of the ESOP described in this Supplement C or in Supplement A and allocated to Participants' Accounts shall be credited to such Participants' Accounts and invested in the Company Stock Fund, unless such Participant elects (in such manner and in accordance with such procedures as the Plan Administrator shall establish) that such dividends be paid to the Participant in cash no later than the 90th day after the end of the Plan Year in which such dividends are paid, and further provided that such election shall apply to dividends on any Company Shares contingently allocated to the Participant's Accounts during such Plan Year under Section C-8 only if the Participant satisfies the requirements of subsection 5.5 with respect to such contingently allocated shares.

(c) With respect to dividends paid during the Plan Year commencing on January 1, 2001, on Company Stock that was allocated under this Supplement C or Supplement A, and that was held under the ESOP on the record date for such dividends, the Plan Administrator may in its discretion, pursuant to uniform rules, permit the Participants to whose Accounts such dividends are allocable to elect that such dividends be paid to the Participant in cash no later then the 90th day after the end of Plan Year in which such dividends are paid, provided that such election shall apply to dividends related to any amounts contingently allocated to a Participant's Account under Section C-8 for such Plan Year only if the Participant satisfies the requirements of subsection 5.5 with respect to such contingently allocated amounts.

15. The Amendment to the Plan previously adopted March 26, 2001, and designated "Amendment to the Sears 401(k) Savings Plan" is hereby re-designated "The First Amendment to the Sears 401(k) Savings Plan"; the amendment to the Plan adopted May 10, 2001 and designated the First Amendment to the Sears 401(k) Savings Plan is hereby re-designated "The Second Amendment to the Sears 401(k) Savings Plan"; the amendment adopted in August of 2001 and designated the "Second Amendment to the Sears 401(k) Savings Plan" is hereby re-designated "The Third Amendment to the Sears 401(k) Savings Plan."

16. Subsections 5.9 and 5.10 as previously added by the First Amendment to the Plan adopted March 26, 2001, are renumbered subsections 5.10 and 5.11.

17. Supplement J is hereby added to the Plan in the form attached hereto effective as of the Effective Date.

SUPPLEMENT J
RESIDENTS OF PUERTO RICO

J-1 Application. This Supplement J to the Sears 401(k) Savings Plan (the "Plan") is incorporated for purposes of the qualification of the Plan with the Department of Treasury of the Commonwealth of Puerto Rico. To the extent that the Plan applies to the employees of the Employer who are residents of Puerto Rico ("Puerto Rico Employees"), the Plan is intended to comply with Section 1165 and other applicable provisions of the Puerto Rico Internal Revenue Code of 1994, as amended ("PRIRC"), the regulations promulgated thereunder and any successor legislation of similar nature. The Plan is also intended to comply with all applicable laws of the Commonwealth of Puerto Rico except as such laws may be preempted by any applicable federal legislation.

Puerto Rico Employees shall be subject to all of the provisions of the Plan, including this Supplement J, except to the extent that the provisions of this Supplement J are inconsistent with the Plan, in which case the following shall apply. In general, the provisions of this Supplement J, as applied to Puerto Rico Employees, shall supersede the remaining provisions of the Plan to the extent inconsistent therewith, except in the event that, and to the extent that, application of the provisions of this Supplement J would jeopardize the qualified status of the Plan under the Code, in which case the provisions of the Plan that are inconsistent with this Supplement J and necessary for the Plan's continued qualification under the Code shall apply.

Subject to the foregoing, each of the Plan sections described below is modified as it relates to Puerto Rico Employees, in accordance with the terms of this Supplement J.

J-2 Subsection 4.6 Rollover Contributions. The term "Rollover Contributions" means a rollover contribution of all of a distribution which, under applicable provisions of the PRIRC, is permitted to be rolled over to a qualified plan.

J-3 Subsection 5.8 (formerly subsection 5.7). Limitations on Amount of Employer Contribution. As applied to Puerto Rico Employees, reference to Section 404 of the Code shall be to Section 1023(n) of the PRIRC.

J-4 Subsection 5.9 (former subsection 5.8) Payment of Employer Contributions. Each Employer's Contribution under the Plan (other than Pre-Tax Contributions) for any Plan Year made on behalf of Puerto Rico Employees shall be paid to he Trustee no later than the time prescribed by law for filing the Employer's Puerto Rico Corporate Income Tax Return, including any extensions thereof.

J-5 Subsection 5.10 (formerly subsection 5.9). Minimum Employer Contribution. As applied to Puerto Rico Employees, reference to Section 404 of the Code shall be to Section 1023(n) of the PRIRC.

J-6 Subsection 8.1 Reduction of Contribution Rates. As applied to Puerto Rico Employees, reference to Sections 401(a)(4), 401(k)(3) and 402(g) of the Code in subsection 8.1 shall be to 1165(a)(4), 1165(e)(3) and 1165(e)(7) of the PRIRC, provided that Section 1165(e)(3) shall have no application to Puerto Rico Employees unless the Plan is amended to permit Puerto Rico Employees to make Pre-Tax Contributions to the Plan.

J-7 Subsection 8.7 Section 401(k)(3) Testing. Reference to Sections 401(k)(3), 401(k) and 410(b) of the Code in subsection 8.7, as applied to Puerto Rico Employees, shall be to Sections 1165(e)(3), 1165(e) and 1165(a)(3) of the PRIRC, provided that Section 1165(e)(3) shall have no application to Puerto Rico Employees unless the Plan is amended to permit Puerto Rico Employees to make Pre-Tax Contributions to the Plan.

J-8 Subsection 8.8 Correction under Section 401(k) Test. Reference to Treasury regulations and notices shall include the regulations promulgated under the PRIRC and any Puerto Rico Department of Treasury notices, provided that such regulations shall have no application unless the Plan is amended to permit Puerto Rico Employees to make Pre-Tax Contributions to the Plan.

J-9 Subsection 8.11 Highly Compensated. Under subsection 8.11, as applied to Puerto Rico Employees, an employee shall be a "Highly Compensated" for any Plan Year if he performs services during the Plan Year and is more highly compensated than two thirds of the eligible employees, provided that Section 1165(e)(3)(E)(iii) shall have no application to Puerto Rico Employees unless the Plan is amended to permit Puerto Rico Employees to make Pre-Tax Contributions to the Plan.

J-10 Subsection 11.3 Limits on Commencement and Duration of Distributions. Reference to Section 206(a) of ERISA in subsection 11.3, as applied to Puerto Rico Employees, shall apply to the Puerto Rico Employees.

J-11 Subsection 11.5 Distribution Only Upon Separation from Service. Reference to Section 401(k)(2)(B) of the Code, in subsection 11.5, as applied to Puerto Rico Employees, shall be to 1165(e)(2)(B) of the PRIRC.

J-12 Subsection 11.8 Interest Not Transferable. Reference to Section 414(p) of the Code and the regulations issued thereunder in subsection 11.8, as applied to Puerto Rico Employees, shall be to Section 206(d) of ERISA and the regulations issued thereunder.

J-13 Subsection 11.11 Direct Rollover Option. Reference to Section 414(p) of the Code in subsection 11.11, as applied to Puerto Rico Employees, shall be 206(d) of ERISA.

J-14 Section 12. No Reversion to Employees. Reference to subsection 404 of the Code under subsection (a) of Section 12, as applied to Puerto Rico Employees, shall be to Section 1023(n) of the PRIRC and subsection (c) of Section 12 shall not be applicable to Puerto Rico Employees.

J-15 Subsection 14.3 Merger and Consolidation of the Plan, Transfer of Plan Assets, Acceptance of Transfer from other Plans. Add the phrase "Section 208 of ERISA" after Section 411(d)(6) of the Code at subsection 14.3 as applied to Puerto Rico Employees.

J-16 Supplement C. Employee Stock Ownership Plan ("ESOP") Portion of Plan. For purposes of qualification with the Department of Treasury of Puerto Rico, the leveraged ESOP portion of the Plan in Supplement C as applied to the Puerto Rico Employees shall apply, and shall be deemed to have applied for all Plan Years, to the maximum extent possible, as a stock bonus plan and not as a part of an employee stock ownership plan within the meaning of Section 407(d)(6)(A) of ERISA and Section 4975(d)(3) of the Code.

Pursuant to the foregoing, no loan to the ESOP shall apply to any Puerto Rico Employee in any respect and the amounts allocated to the Participants account shall be as applied to the Puerto Rico Employees as if the Plan were exclusively a stock bonus plan.